                                                                      Exhibit 12


                      Lexington Corporate Properties Trust
       Ratio of earnings to combined fixed charges and preferred dividends

                         For the year ended December 31,



                                               2001              2000              1999              1998              1997
                                               ----              ----              ----              ----              ----
EARNINGS
Income before extraordinary items          $ 21,206,125      $ 21,952,267      $ 21,346,854      $ 15,737,265      $ 11,781,810
Interest expense                             29,731,703        29,581,324        29,098,915        23,054,531        16,644,044
Amortization expense - debt cost                986,907         1,066,668           970,720           933,021           822,552
Equity in earnings from joint ventures       (3,502,058)       (1,427,506)          (60,959)          (52,172)          (35,836)
Cash received from joint ventures             4,110,397           809,842                --             3,385             3,385
                                           ------------      ------------      ------------      ------------      ------------
Total                                      $ 52,533,074      $ 51,982,595      $ 51,355,530      $ 39,676,030      $ 29,215,955
                                           ============      ============      ============      ============      ============

FIXED CHARGES
Interest expense                           $ 29,731,703      $ 29,581,324      $ 29,098,915      $ 23,054,531      $ 16,644,044
Capitalized interest expense                    168,200           240,500                --                --                --
Preferred stock dividend                      2,667,000         2,562,000         2,520,000         2,253,697           916,242
Amortization expense - debt cost                986,907         1,066,668           970,720           933,021           822,552
                                           ------------      ------------      ------------      ------------      ------------
Total                                      $ 33,553,810      $ 33,450,492      $ 32,589,635      $ 26,241,249      $ 18,382,838
                                           ============      ============      ============      ============      ============

RATIO                                              1.57              1.55              1.58              1.51              1.59
                                           ============      ============      ============      ============      ============